UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA		15701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On March 1, 2010, First Commonwealth Financial Corporation (“First Commonwealth”) issued its Form 10-K for the year ended December 31, 2009 with the Securities and Exchange Commission (“SEC”) updating the previously announced financial results for the fourth quarter and year ended December 31, 2009. This update reflects the impact of events which occurred subsequent to the release of its preliminary financial results on January 28, 2010.

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 855, “Subsequent Events”, First Commonwealth is required to account for and disclose events that occur after the balance sheet date (in this case December 31, 2009) but before financial statements are issued (in this case SEC Form 10-K). First Commonwealth has evaluated subsequent events through March 1, 2010, the filing date of the SEC Form 10-K.

The events were primarily related to recent announcements by three banks with securities in two of the pooled trust preferred collateralized debt obligations held by First Commonwealth that they intend to defer future interest payments on their trust preferred securities. These deferrals resulted in additional other-than-temporary impairment charges of $862 thousand, pretax for the year ended December 31, 2009.

The effect of these events decreased net income for the fourth quarter 2009 to $2.7 million, or $0.03 per diluted share, from $3.3 million, or $0.04 per diluted share and increased the net loss for the year ended December 31, 2009 to $20.1 million, or $0.24 per share, from $19.5 million, or $0.23 per share previously reported on January 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2010	FIRST COMMONWEALTH FINANCIAL CORPORATION
(Registrant)

	By:	/s/ Robert E. Rout
Robert E. Rout
Executive Vice President and Chief Financial Officer